GSV Capital Corp. Files Form 10-K for Fiscal Year 2013

Provides Update on Pending RIC Status and Reiterates Future Plans to Initiate a Dividend

WOODSIDE, Calif., March 18, 2014 (GLOBE NEWSWIRE) -- GSV Capital Corp. ("GSV") (Nasdaq:GSVC), announced the filing of its annual report on Form 10-K with the United States Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2013. The Company’s results for the fourth quarter and fiscal year 2013 included several accounting treatments new to GSV’s financial statements and the following summary is intended to provide investors with further clarity.

GSV Financial Highlights for the year ended December 31, 2013

As reported on March 13, 2014 in the Company’s earnings press release, GSV’s net asset value per share increased $1.84 or 14% year-over-year to $14.91 as of year-end 2013. Further, the Company’s stock increased 43% during calendar year 2013.

	Net Asset Value	Net Asset Value per Share (Basic)
Net Assets (at 12/31/12)	$252,582,801	$13.07
Net Investment Loss	$(22,034,924)	$(1.14)
Net Realized Loss	$(21,706,021)	$(1.12)
Unrealized Portfolio Appreciation[1]	$87,445,149	$4.53
Net Deferred Income Tax Provision	$(8,320,561)	$(0.43)
Net Increase in Net Assets	$35,383,643	$1.84
Net Assets (at 12/31/13)	$287,966,444	$14.91

GSV’s Founder and Chief Executive Officer Michael Moe said, “We understand that our results for the fourth quarter and fiscal year end were particularly complex and we wanted to provide a summary of key information to make it easier for our investors to understand these factors. First, we are pleased by the strong increase in net asset value per share to $14.91 at year-end. The appreciation of our portfolio’s value, primarily attributable to Twitter, Control4 and other top holdings, has resulted in substantial cumulative unrealized gains. It has always been our intention to pay a dividend once there are cumulative realized gains from our portfolio. We may generate net realized gains in 2014, and with our December 2013 application with the SEC, we have taken an important step toward transitioning to RIC (Regulated Investment Company) status. The Board is currently considering dividend plans for implementation when realized gains are recorded.

“It is common for business development companies (BDCs) to be treated as a regulated investment companies, or 'RICs', because the RIC structure is a tax-effective way to pay dividends for the benefit of our investors. Until we receive approval for RIC status, we will continue to be treated as a C Corp. As a C Corp. we must provide for income taxes. As of December 31, 2013, all taxes provided for are deferred and relate to net appreciation in our portfolio. If we remain a C Corp. taxes will become payable at the corporate level to the extent that we generate net realized capital gains.  Once we transition to a RIC, we will be required to distribute at least 90% of our investment company taxable income2 to shareholders in the form of dividends. The Company will not receive an incentive fee unless there are net realized gains – and RIC shareholders will receive the lion’s share of those gains in the form of dividends,” Mr. Moe commented.

1 Unrealized portfolio appreciation is primarily due to the Twitter and Control4 IPOs in 2013.

2 Investment company taxable income is generally net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses.

GSV Capital Corp.

Accrued Incentive Fees

GSV’s advisor received no incentive fees in 2013. For the fourth quarter and year ended December 31, 2013, GSV accrued incentive fees of $10,523,552 or $0.54 per share as an operating expense. Mr. Moe noted, “The incentive fee accrual is required under GAAP and is based upon the assumption that the entire investment portfolio is liquidated at fair value on the last day of the year. The accrued incentive fees of $0.54 per share were primarily attributable to the unrealized appreciation in holdings such as Control4, Facebook, Twitter and Palantir for 2013. Of course, liquidation did not occur at year-end, and absent cumulative realized gains, the Company did not and will not actually pay an incentive fee to the advisor. Assuming cumulative realized gains during calendar year 2014, the soonest an incentive fee would be payable to the advisor would be approximately a year from now, during the first quarter of 2015.”

Potential Change in Tax Status

On December 3, 2013, GSV applied to the Securities and Exchange Commission, pursuant to Section 851(e) of the Internal Revenue Code, to qualify as principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available (“the SEC certification”). With the certification, GSV may elect to be a regulated investment company (RIC) for the fiscal year ended December 31, 2013. Since inception, GSV has been taxed as a regular corporation ("C Corporation") under subchapter C of the Internal Revenue Code.

Deferred Tax Liability

For the quarter and year ended December 31, 2013, GSV recognized a net aggregate deferred tax liability of $8,320,5613 or $0.43 per share. The primary reason to provide for deferred taxes relates to the unrealized appreciation of the portfolio if taxed as a C. Corp.

Conference Call and Webcast Replay

Interested parties can listen to a replay of management’s earnings conference call/webcast with investors held March 13th by visiting the “Investors” section of GSV Capital’s website at http://investors.gsvcap.com/events.cfm. The webcast archive will be available for 12 months.

3 This included a tax benefit on losses from investment operations of $13,159,268, a benefit for tax on realized capital losses of $9,426,234, and a provision for income taxes on unrealized appreciation of investments of $(30,906,063) for the year ended December 31, 2013.

GSV Capital Corp.

A telephonic replay of the conference call may be accessed through March 20, 2014 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (international), using conference ID number 4672630.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

Follow GSV Capital on Twitter: @gsvcap

The GSV Capital Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12750

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Contact

Financial Profiles, Inc.

Kristen McNally, (310) 622-8225

gsv@finprofiles.com